UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BRIGHT MINDS BIOSCIENCES INC.

(Exact name of registrant as specified in its charter)

British Columbia (State or other jurisdiction of incorporation or organization)	N/A (I.R.S. Employer Identification No.)

400 N Aberdeen St Suite 900 Chicago, IL 60642 (U.S. Corporate headquarters)	1122 Mainland St #228 Vancouver, BC V6B 5L1 (Canadian Corporate headquarters)

COMMON SHARE STOCK OPTION PLAN
RESTRICTED SHARE UNIT PLAN

(Full title of the plans)

CT Corporation System
28 Liberty Street, New York, NY 10005
(Name and address of agent for service)

Tel: (212) 894-8940
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company" and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the "Registration Statement") is being filed to register (a) an aggregate of 2,415,812 common shares (the "Common Shares") of Bright Minds Biosciences Inc. (the "Company" or the "Registrant") issuable pursuant to the Company's Common Share Stock Option Plan (the "Option Plan") and the Company's Restricted Share Unit Plan (the "RSU Plan", and together with the Option Plan, the "Plans"), consisting of (i) 1,972,812 Common Shares to be issued pursuant to future awards under the Plans, (ii) 426,000 Common Shares that may be issued upon the exercise of outstanding options (the "Options") granted under the Option Plan, and (iii) 17,000 Common Shares that may be issued upon the settlement of outstanding restricted share units (the "RSUs") under the RSU Plan; and (b) pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), any additional Common Shares that become issuable under the Plans by reason of any stock dividend, stock split, or other similar transaction.

__________

PART I

INFORMATION REQUIRED IN SECTION 10(A) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*  The documents containing the information specified in "Item 1. Plan Information" and "Item 2. Registrant Information and Employee Plan Annual Information" of Form S-8 will be sent or given to participants, as specified by Rule 428(b)(1) under the Securities Act.  Such documents are not required to be, and are not, filed with the U.S. Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act.  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

I-1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are incorporated herein by reference:

(a) Annual Report on Form 40-F for the fiscal year ended September 30, 2025 filed with the Commission on December 23, 2025, and the following documents filed as exhibits thereto and incorporated by reference therein:

a. Annual information form for the year ended September 30, 2025 (the "AIF"), dated as at December 23, 2025, and filed on December 23, 2025 (Exhibit 99.1);

b. Audited consolidated financial statements for the fiscal years ended September 30, 2025 and 2024, the notes thereto and the reports of the Company's independent registered public accounting firm thereon (Exhibit 99.2);

c. Management's Discussion and Analysis for the twelve months ended September 30, 2025 (Exhibit 99.3);

(b) Report on Form 6-K furnished to the Commission on May 20, 2026, and the following documents included as exhibits thereto:

a. Unaudited condensed interim consolidated financial statements for the six months ended March 31, 2026 and 2025 (Exhibit 99.1);

b. Management's discussion and analysis for the second quarter ended March 31, 2026 (Exhibit 99.2);

(c) Report on Form 6-K furnished to the Commission on February 13, 2026, and the following documents included as exhibits thereto:

a. Unaudited condensed interim consolidated financial statements for the three months ended December 31, 2025 and 2024 (Exhibit 99.1);

b. Management's discussion and analysis for the first quarter ended December 31, 2025 (Exhibit 99.2);

(d) Report on Form 6-K furnished to the Commission on June 3, 2026, and the following documents included as exhibits thereto:

a. Notice of annual general meeting of shareholders to be held on March 31, 2026 (Exhibit 99.1);

b. Notice and access notification to shareholders (Exhibit 99.2);

c. Management information circular dated as at February 10, 2026 (Exhibit 99.3);

d. Proxy card relating to annual general meeting of shareholders to be held on March 31, 2026 (Exhibit 99.4);

e. Financial statement request form (Exhibit 99.5);

(e) The Registrant's other reports on Form 6-K, including amendments thereto, that the Registrant furnished with the Commission on November 7, 2025, November 17, 2025, January 5, 2026, January 6, 2026, January 7, 2026, January 8, 2026, January 9, 2026, February 13, 2026, May 20, 2026, May 28, 2026, and June 2, 2026;

(f) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act") since September 30, 2025; and

(g) The description of the common shares of the Registrant included in the AIF under the heading "Description of Capital Structure - Share Capital", and all reports filed for the purpose of updating such description.

All reports or other documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed.  Any documents that we furnish to the SEC on Form 6-K subsequent to the date of this Registration Statement shall also be deemed to be incorporated by reference into this Registration Statement only to the extent specifically set forth in the Form 6-K.

Any statement contained in a document incorporated by reference into this Registration Statement shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed incorporated herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.  Further, the modifying or superseding statement does not need to state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

No expert or counsel named in this Registration Statement as having prepared or certified any part of this Registration Statement or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of such securities was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in our Company, nor was any such person connected with us as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Item 6. Indemnification of Directors and Officers.

The Registrant is subject to the provisions of the Business Corporations Act (British Columbia) (the "Act") and the articles of the Registrant (the "Articles") regarding indemnification of the Registrant's directors and officers.

Indemnification under the Act

Under Section 160(a) of the Act, and subject to Section 163 of the Act, the Registrant may indemnify any eligible party (as defined in the Act) against all eligible penalties (as defined in the Act) to which the eligible party is or may be liable. Section 160(b) of the Act permits the Registrant to pay the expenses (as defined in the Act) actually and reasonably incurred by an eligible party after the final disposition of the eligible proceeding (as defined in the Act).

Under Section 159 of the Act:

  an "eligible party" means an individual who:

    is or was a director or officer of the Registrant,

    is or was a director or officer of another corporation (i) at a time when the corporation is or was an affiliate of the Registrant, or (ii) at the request of the Registrant, or at the request of the Registrant, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity,

and includes, except in the definition of "eligible proceeding" and except in sections 163(1)(c) and (d) and 165 of the Act, the heirs and personal or other legal representatives of that individual;

  an "eligible penalty" is defined as a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding;

  an "eligible proceeding" means a proceeding (as defined herein) in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the Registrant or an associated corporation:

    is or may be joined as a party, or

    is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding;

  "expenses" are defined to include costs, charges and expenses, including legal and other fees, but does not include judgments, penalties, fines or amounts paid in settlement of any proceeding; and

  a "proceeding" includes any legal proceeding or investigative action, whether current, threatened, pending or completed.

Under Section 161 of the Act, the Registrant must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by the eligible party in respect of that proceeding if the eligible party (a) has not been reimbursed for those expenses, and (b) is wholly successful, on the merits or otherwise, in the outcome of the proceeding or is substantially successful on the merits in the outcome of the proceeding.

Under Section 162 of the Act, the Registrant may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of that proceeding; provided the Registrant must not make such payments unless it first receives from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited by Section 163, the eligible party will repay the amounts advanced.

Under Section 163 of the Act, the Registrant must not indemnify an eligible party against eligible penalties to which the eligible party is or may be liable or pay the expenses of an eligible party in respect of that proceeding under Sections 160, 161 or 162 of the Act, as the case may be, if any of the following circumstances apply:

  if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, the Registrant was prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

  if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the Registrant is prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

  if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the Registrant or the associated corporation, as the case may be; or

  in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party's conduct in respect of which the proceeding was brought was lawful.

Under Section 163(2) of the Act, if an eligible proceeding is brought against an eligible party by or on behalf of the Registrant or by or on behalf of an associated corporation, the Registrant must not either indemnify the eligible party against eligible penalties to which the eligible party is or may be liable in respect of the proceeding, or, after the final disposition of an eligible proceeding, pay the expenses of the eligible party under Sections 160(b), 161 or 162 of the Act in respect of the proceeding.

Under Section 164 of the Act, despite any other provision of Division 5-Indemnification of Directors and Officers and Payment of Expenses under the Act and whether or not payment of expenses or indemnification has been sought, authorized or declined under such Division, the Supreme Court of British Columbia may, on application of the Registrant or an eligible party:

  order the Registrant to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding;

  order the Registrant to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;

  order the enforcement of, or any payment under, an agreement of indemnification entered into by the Registrant;

  order the Registrant to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under this section; or

  make any other order the Court considers appropriate.

Indemnification under the Articles

The articles of a company may affect its power or obligation to give an indemnity or pay expenses. As indicated above, this is subject to the overriding power of the Court under Section 164 of the Act.

Under Article 20.2 of the Articles and subject to the Act, the Registrant must indemnify a director, former director of the Registrant and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and the Registrant must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each director or officer is deemed to have contracted with the Registrant on the terms of the indemnity contained in Article 20.2 of the Articles.

Under Article 20.3 of the Articles and subject to any restrictions in the Act, the Registrant may indemnify any person, including any eligible party, against eligible penalties and pay expenses incurred in connection with the performance of services by that person for the Company.

Under Article 20.4 of the Articles the Registrant is permitted to advance expenses to an eligible party to the extent permitted by and in accordance with the Act.

Subject to the Act, under Article 20.5 of the Articles, the failure of an eligible party of the Registrant to comply with the Act or the Articles does not invalidate any indemnity to which he or she is entitled under the Article 20 of the Articles which governs indemnification of eligible parties.

Under the Article 20.6 of Articles, the Registrant may purchase and maintain insurance for the benefit of any eligible party (or his or her heirs or legal personal representatives) against any liability incurred by him or her as an eligible party.

For the purposes of the Articles, the terms "eligible party", "eligible penalty", "eligible proceeding", "expenses" and "proceeding" have the meanings set forth in the Act, as summarized above.

Indemnification under the U.S. Securities Act

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following is a complete list of exhibits filed as a part of this Registration Statement, which Exhibits are incorporated herein.

Exhibit Number	Description of Exhibit
4.1	Common Share Stock Option Plan*
4.2	Restricted Share Unit Plan*
5.1	Legal Opinion of McMillan LLP*
23.1	Consent of McMillan LLP(1)
23.2	Consent of De Visser Gray LLP*
24.1	Power of Attorney (included in signature page)
107	Filing fee table*

Notes:

* Filed herewith.

(1) Included in Exhibit 5.1.

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(b) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(c) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a) and (b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

__________

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dubai, United Arab Emirates on the 12th day of August, 2026.

BRIGHT MINDS BIOSCIENCES INC.

By: /s/ Ian McDonald

       Ian McDonald

       Chief Executive Officer (Principal Executive Officer)
       and Director

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ian McDonald, as their true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Ian McDonald Ian McDonald	Chief Executive Officer (Principal Executive Officer) and Director	August 12, 2026

/s/ Ryan Cheung Ryan Cheung	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 12, 2026

/s/ Jan Torleif Pedersen Jan Torleif Pedersen	Chief Scientific Officer and Director	August 12, 2026

/s/ Nils Bottler Nils Bottler	Director	August 12, 2026

/s/ Jeremy Fryzuk Jeremy Fryzuk	Director	August 12, 2026

/s/ David Weiner David Weiner	Director	August 12, 2026

/s/ Steve J. Farr Steve J. Farr	Director	August 12, 2026

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Bright Minds Biosciences Inc., has signed this registration statement on this 12th day of August, 2026.

Authorized United States Representative
/s/ David Weiner David Weiner